EXHIBIT 3

LOCK-UP LETTER AGREEMENT

Lehman Brothers Inc.
As representative of the several
underwriters named in Schedule 1
to the Underwriting Agreement,
c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Dear Sirs:

     The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by you and such other firms (the “Underwriters”) of shares (the “Shares”) of beneficial interest, par value $.01 per share (the “Common Shares”) of U-Store-It Trust, a Maryland real estate investment trust (the “Company”), and that the Underwriters propose to reoffer the Shares to the public (the “Offering”).

     In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Lehman Brothers Inc., on behalf of the Underwriters, the undersigned will not, directly or indirectly, (1) offer for sale, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Shares (including, without limitation, Common Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Common Shares that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Shares, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise, for a period of 270 days after the date of the final Prospectus relating to the Offering.

     The foregoing paragraph shall not apply to bona fide gifts, sales or other dispositions of shares of any class of the Company’s capital stock, in each case that are made exclusively between and among the undersigned and members of the undersigned’s family, or affiliates of the undersigned; provided that it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of the Lock-Up Letter Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (ii) no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other applicable law, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A), or any other filing required by law, made after the expiration of the 270-day period referred to above), (iii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended, and the Exchange Act) to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition, and (iv) the undersigned notifies Lehman Brothers’ Equity Capital Markets at least two business days prior to the proposed transfer or disposition. For purposes of this Lock-Up Letter Agreement, an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

     It is understood that, (i) if the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) if the Underwriting Agreement does not become effective within 30 days of the date hereof, or (iii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned will be released from the undersigned’s obligations under this Lock-Up Letter Agreement.

     The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

     Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

Loretta Amsdell Family Irrevocable Trust
	By:	/s/ Bernard L. Karr
		Name:	Bernard L. Karr
Dated: October 20, 2004		Title:	Trustee

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